As filed with the Securities and Exchange Commission on May 29, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GENMARK DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-2053069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5964 La Place Court
Carlsbad, California 92008
(Address, including Zip Code, of Principal Executive Offices)
2020 EQUITY INCENTIVE PLAN
(Full title of the plan)
Scott Mendel
Chief Executive Officer and President
GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, California 92008
(760) 448-4300
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Eric J. Stier, Esq.
Senior Vice President, General Counsel and Secretary
GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, California 92008
Telephone: (760) 448-4327
Facsimile: (760) 683-6876
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, Par Value $0.0001 per share (3)	4,515,000	$9.07	$40,951,050	$5,316
Common Stock, Par Value $0.0001 per share (4)	52,384	N/A	N/A	N/A (6)
Common Stock, Par Value $0.0001 per share (5)	5,545,021	N/A	N/A	N/A (6)
Total	10,112,405
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions or pursuant to anti-dilution adjustments.

(2)Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the registrant’s shares of common stock on May 27, 2020, as reported on the Nasdaq Global Market.

(3)Represents shares of the registrant’s common stock issuable under the GenMark Diagnostics, Inc. 2020 Equity Incentive Plan (the “2020 Plan”).

(4)Represents additional shares of the registrant’s common stock available for new awards under the GenMark Diagnostics, Inc. 2010 Equity Incentive Plan (the “Predecessor Plan”) as of May 28, 2020 (the “Excess Shares”).

(5)Represents additional shares of the registrant’s common stock subject to outstanding awards under the Predecessor Plan that may become available for reuse under the 2020 Plan upon expiration, forfeiture, cancellation, termination, failure to vest, failure to be earned due to any performance goal that is not met, payment in cash, exchange by the participant or withholding by the registrant to satisfy any withholding or tax payment obligations of the subject shares following May 29, 2020, the effective date of the 2020 Plan, and that are eligible to be carried over to the 2020 Plan in accordance with its terms (the “Potential Carry Forward Shares”). The Potential Carry Forward Shares that may become issuable under the 2020 Plan are being carried forward to this Registration Statement pursuant to the General Instruction E of Form S-8.

(6)Represents additional shares of the registrant’s common stock subject to outstanding awards under the Predecessor Plan that may become available for reuse under the 2020 Plan upon expiration, forfeiture, cancellation, termination, failure to vest, failure to be earned due to any performance goal that is not met, payment in cash, exchange by the participant or withholding by the registrant to satisfy any withholding or tax payment obligations of the subject shares following May 29, 2020, the effective date of the 2020 Plan, and that are eligible to be carried over to the 2020 Plan in accordance with its terms (the “Potential Carry Forward Shares”). The Potential Carry Forward Shares that may become issuable under the 2020 Plan are being carried forward to this Registration Statement pursuant to the General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the GenMark Diagnostics, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
GenMark Diagnostics, Inc. (the “Company”) hereby incorporates by reference in this registration statement on Form S-8 (the “Registration Statement”) the following documents:
a.The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company's latest fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 2, 2020.

b.All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

c.The description of the Company’s Common Stock contained in the Company's registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Services
The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 6. Indemnification of Officers and Directors
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Our certificate of incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director. In addition, together our certificate of incorporation and our bylaws require us to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor of ours, or serves or served at any other enterprise as a director, officer or employee at our request or the request of any predecessor of ours, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. Our bylaws also provide that we may, to the fullest extent provided by law, indemnify any person against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. We are required to advance expenses incurred by our directors, officers, employees and agents in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by our certificate of incorporation and bylaws are not exclusive.

In addition, we have entered into indemnification agreements with each of our executive officers and directors. We also maintain an officers and directors liability insurance policy.

The foregoing may reduce the likelihood of derivative litigation against our directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the Company and our stockholders.
Item 8. Exhibits.

Exhibit No.	Description

4.1(1)	Certificate of Incorporation.

4.2(2)	Amended and Restated By-Laws.

4.3(3)	Description of Registrant's Securities

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (filed as a part of Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

99.1(4)	GenMark Diagnostics, Inc. 2020 Equity Incentive Plan.

(1)Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 filed on March 19, 2010.
(2)Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 2, 2018.
(3)Incorporated by reference to the Registrant's Annual Report on Form 10-K filed on March 2, 2020.
(4)Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2020.
Item 9. Undertakings
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
*   *   *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on this 29th day of May, 2020.

GenMark Diagnostics, Inc.

By:	/s/ Scott Mendel
Name:	Scott Mendel
Title:	President and Chief Executive Officer
POWER OF ATTORNEY

Each director and/or officer of GenMark Diagnostics, Inc. whose signature appears below constitutes and appoints Scott Mendel and Johnny Ek as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Scott Mendel Scott Mendel	President and Chief Executive Officer and Director (principal executive officer)	May 29, 2020

/s/ Johnny Ek Johnny Ek	Chief Financial Officer (principal financial and accounting officer)	May 29, 2020

/s/ Kevin O'Boyle Kevin O'Boyle	Chairman of the Board	May 29, 2020

/s/ Daryl J. Faulkner Daryl J. Faulkner	Director	May 29, 2020

/s/ James Fox, Ph.D. James Fox, Ph.D.	Director	May 29, 2020

/s/ Michael S. Kagnoff Michael S. Kagnoff	Director	May 29, 2020

/s/ Lisa M. Giles Lisa M. Giles	Director	May 29, 2020